Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS FOURTH QUARTER EPS INCREASE OF 20% TO $0.24

EXCLUDING A ONE-TIME GAIN OF 5 CENTS PER SHARE;

BOARD OF DIRECTORS INITIATES QUARTERLY CASH DIVIDEND OF 5 CENTS PER SHARE

•	INCLUDING THE ONE-TIME GAIN FROM INSURANCE PROCEEDS, 2012 FOURTH QUARTER NET INCOME PER DILUTED SHARE WAS $0.29, 45% HIGHER THAN THE 2011 FOURTH QUARTER

•	FOURTH QUARTER OPERATING INCOME UP 17% AND OPERATING MARGIN INCREASED 50 BASIS POINTS TO 5.9%

•	SOLUTIONS REVENUE INCREASED 12% TO 42% OF REVENUE UP FROM 40% OF REVENUE IN 2011 FOURTH QUARTER

•	HEALTHCARE REVENUE INCREASED 13% IN QUARTER AND 18% IN YEAR TO 33% OF TOTAL REVENUE IN QUARTER AND FULL YEAR

•	2012 DILUTED EPS EXCLUDING LIFE INSURANCE GAINS INCREASED 24% TO $0.88 ON 7% REVENUE GROWTH

BUFFALO, N.Y. — February 19, 2013 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, announced its financial results for the 2012 fourth quarter and full year which ended on December 31, 2012. The increase in higher margin solutions work from the ramp-up of new healthcare projects and expansion of larger healthcare engagements, the operating leverage from revenue growth, and increased billable headcount were the primary contributors to the strength of 2012 fourth quarter and full year financial results.

Diluted net income per share for the 2012 fourth quarter included proceeds of $0.8 million, included in other income, from life insurance benefits paid to the Company upon the death in the quarter of a former CTG senior executive. Excluding this non-recurring gain, net income per diluted share for the 2012 fourth quarter was $0.24, 20% higher than the 2011 fourth quarter.

The initial quarterly cash dividend of $0.05 declared by CTG’s Board of Directors at its February meeting is payable on April 1, 2013 to shareholders of record on March 22, 2013.

2012 Fourth Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2012 fourth quarter as compared with the 2011 fourth quarter are as follows (dollar amounts in thousands except per share data):

	Dec. 31, 2012		Dec. 31, 2011	$ Change	% Change
Revenue	$107,925		$100,920	$7,005	7%
Operating income	$6,397		$5,458	$939	17%
Net income	$4,869	*	$3,289	$1,580	48%
Diluted net income per share	$0.29	*	$0.20	$0.09	45%

*	Includes the effect of a gain of $0.8 million, or 5 cents per diluted share, from life insurance proceeds paid to the Company in the 2012 fourth quarter

The Company’s operating margin expanded by 50 basis points to 5.9% from 5.4% in the 2011 fourth quarter.

“CTG closed out another excellent year with a very strong fourth quarter highlighted by earnings per share, excluding the one-time gain, at the top of guidance and up 20%, an operating margin of 5.9%, and further growth of our healthcare business to one-third of total revenue,” said CTG Chairman and Chief Executive Officer James R. Boldt. “For the quarter, we again delivered significant growth in earnings and margins, along with a continued shift in our business mix to more profitable solutions work which was 42% of revenue. As expected, client concerns about domestic and global economic uncertainty are muting growth in our less profitable staffing business which was up 3.4% in the quarter and 0.7% in 2012. The 18% increase in healthcare IT revenue to 33% of 2012 revenue was the primary driver of the increases in solutions work and CTG’s revenue and earnings last year.”

Mr. Boldt continued, “Reflecting CTG’s strong balance sheet and our optimism in the company’s growth prospects, the Board decided to initiate a quarterly cash dividend. CTG joins the ranks of other high performing technology companies that are able to further enhance shareholder value by paying a dividend. Based on CTG’s record of earnings growth over several years, significant cash flows, and favorable future outlook, we are confident in our ability to fund further investments in our business, continued share repurchases, and a regular dividend.”

Solutions revenue in the 2012 fourth quarter increased by $5.0 million or 12.3% to $45.3 million, representing 42% of total revenue compared with 40% in the 2011 fourth quarter. Staffing revenue increased by $2.0 million or 3.4% to $62.6 million, or 58% of total revenue, compared with 60% in the 2011 fourth quarter. European revenue was $18.3 million, or 17.0% of total revenue, in the 2012 fourth quarter, a $1.8 million increase from $16.5 million, or 16.4% of total revenue, in the 2011 fourth quarter. Foreign currency exchange fluctuations had a $0.7 million unfavorable effect on revenue in the quarter compared with the 2011 fourth quarter. There were 64 billing days in the fourth quarter of 2012 and 63 billing days in the fourth quarter of 2011.

Selling, general, and administrative (SG&A) expenses were $17.1 million or 15.8% of revenue, compared with $17.3 million or 17.2% of revenue in the 2011 fourth quarter.

Cash provided from operations was $11.4 million in the 2012 fourth quarter, compared with cash provided from operations of $10.2 million in the 2011 fourth quarter. At December 31, 2012, the Company had $40.6 million in cash compared with $22.4 million at the end of the 2011 fourth quarter. The Company had no outstanding debt at the end of the 2012 or 2011 fourth quarters.

2012 Full Year Review

Results for the 2012 full year reflect the same trends seen in the fourth quarter. Revenue, operating income, net income, and diluted net income per share for 2012 as compared with 2011 were as follows (dollar amounts in thousands except per share data):

	2012		2011	$ Change	% Change
Revenue	$424,415		$396,275	$28,140	7%
Operating income	$24,462		$19,310	$5,152	27%
Net income	$16,165	*	$11,938	$4,227	35%
Diluted net income per share	$0.96	*	$0.71	$0.25	35%

*	Includes the effect of gains of $1.3 million, or 7 1/2 cents per diluted share, from life insurance proceeds paid to the Company in 2012

The Company’s operating margin in 2012 expanded by 90 basis points to 5.8% from 4.9% in 2011. In 2012, CTG’s solutions business increased 17.9% to $173.6 million, or 41% of total revenue, and its staffing business grew 0.7% to $250.8 million, or 59% of total revenue. European revenue increased 2.4% in 2012 to $68.6 million and represented 16.2% of total revenue. Foreign currency exchange fluctuations had a $5.4 million unfavorable effect on revenue in 2012 compared with 2011. At December 31, 2012, headcount was 3,900, an increase of 200, or 5%, from 3,700 at year-end 2011.

Selling, general, and administrative expenses were $66.9 million, or 15.8% of revenue, compared with $65.0 million, or 16.4% of revenue, in 2011. In 2012, CTG recorded $2.9 million in depreciation and $1.9 million for capital expenditures.

The Company’s effective tax rate in 2012 was 36.5% compared with 37.6% in 2011. The lower tax rate in 2012 reflected the effect of the non-taxable life insurance proceeds received in 2012.

Stock Repurchase Program

CTG repurchased 25,000 of its shares in the 2012 fourth quarter at an average price of $17.55 per share. In 2012, the Company repurchased 326,000 shares at an average price of $14.03 per share. In January 2013, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On December 31, 2012, approximately 535,000 shares were available under its current repurchase authorizations.

2013 Guidance

CTG is issuing the following initial guidance for 2013 based on its current business activity and forecast:

	Range	Range midpoint	Change from 2012 first quarter at range midpoint
2013 First Quarter (63 billing days vs. 64 in 2012)
Revenue	$107-$109 million	$108 million	+ 4%
Diluted net income per share	$0.23 - $0.25	$0.24	+ 20%

	Range	Range midpoint	Change from 2012 at range midpoint
2013 Full Year (Projected tax rate of 37% to 39%)
Revenue	$450-$460 million	$455 million	+ 7%
Diluted net income per share*	$1.02 - $1.12	$1.07	+ 22%

*	Comparison to 2012 results excludes the effect of gains of $1.3 million, or 7 1/2 cents per diluted share, from life insurance proceeds paid to the Company in 2012

Mr. Boldt commented, “We have excellent momentum going into 2013 and look for growth this year to primarily come from our very profitable healthcare IT business. We expect 2013 first quarter revenue and earnings to be comparable to the 2012 fourth quarter despite the first quarter having one less billing day. Implementation of electronic medical records (EMR) systems will continue to be a major contributor to healthcare revenue as we are currently working on 17 large EMR projects and also have 2 proposals, previously bid on, that are awaiting client decisions. We also expect growth in multiple areas including EMR optimization projects for healthcare providers, short- and long-term application management outsourcing engagements, other system implementations, and consulting work in both the provider and payer markets. Work from the engagement that began last year for our medical treatment evaluation tool will continue through most of 2013.

Over the last decade, the expansion of CTG’s healthcare IT business has come entirely from internal growth that has established us as one of the largest U.S. healthcare IT providers. With our recent acquisition of etrinity, a Belgium-based provider of healthcare IT services, we are particularly optimistic about our prospects in Western Europe as several countries there are moving toward adopting U.S. EMR systems and some of the major healthcare software companies have recently set up European operations. Based on CTG’s significant EMR experience, the etrinity acquisition, and the fact that we are already a large provider of IT services in the Benelux region, we are very well positioned to capitalize on the emerging European EMR opportunity.”

Mr. Boldt concluded, “We remain very excited about CTG’s growth prospects as we further our transformation to an IT service and solutions company with a focus on healthcare IT. The strength of our healthcare IT business and industry demand, combined with our acquisition of etrinity and our recently announced genomics offering, puts us on course for growth in 2013 and beyond.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,900 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the

Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2011 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, February 19, 2013 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 a.m. and 9:50 a.m. and ask for the CTG conference call. A replay of the call will be available between 12:00 p.m. Eastern Time February 19, 2013 and 11:00 p.m. Eastern Time February 21, 2013 by dialing 1-800-475-6701 and entering the conference ID number 269072.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2011	2012	2011
Revenue	$107,925	$100,920	$424,415	$396,275
Direct costs	84,478	78,126	333,086	311,984
Selling, general and administrative expenses	17,050	17,336	66,867	64,981

Operating income	6,397	5,458	24,462	19,310
Other income (expense), net	717	(152)	983	(187)

Income before income taxes	7,114	5,306	25,445	19,123
Provision for income taxes	2,245	2,017	9,280	7,185

Net income	$4,869	$3,289	$16,165	$11,938

Net income per share:
Basic	$0.32	$0.22	$1.07	$0.80

Diluted	$0.29	$0.20	$0.96	$0.71

Weighted average shares outstanding:
Basic	15,314	14,983	15,172	14,968
Diluted	16,938	16,685	16,841	16,731

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	December 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$40,614	$22,414
Accounts receivable, net	70,459	67,801
Other current assets	2,595	3,097

Total current assets	113,668	93,312

Property and equipment, net	6,916	7,969
Goodwill	35,678	35,678
Other assets	9,943	10,533

Total Assets	$166,205	$147,492

Current Liabilities:
Accounts payable	$10,170	$9,532
Accrued compensation	32,162	30,971
Other current liabilities	7,869	7,423

Total current liabilities	50,201	47,926

Long-term debt	—	—
Other liabilities	13,223	10,761
Shareholders’ equity	102,781	88,805

Total Liabilities and Shareholders’ Equity	$166,205	$147,492

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Year Ended
	December 31,	December 31,
	2012	2011
Net income	$16,165	$11,938
Depreciation and amortization expense	2,919	2,271
Equity-based compensation expense	2,236	1,654
Other operating items	(164)	(7,258)

Net cash provided by operating activities	21,156	8,605
Net cash used in investing activities	(1,980)	(1,675)
Net cash provided by (used in) financing activities	(1,315)	1,020
Effect of exchange rates on cash and cash equivalents	339	(373)

Net increase in cash and cash equivalents	18,200	7,577
Cash and cash equivalents at beginning of period	22,414	14,837

Cash and cash equivalents at end of period	$40,614	$22,414

— END —

CTG news releases are available on the Web at www.ctg.com.